Exhibit 10.2
ANI PHARMACEUTICALS, INC.
AMENDED AND RESTATED 2022 STOCK INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK GRANT
ANI Pharmaceuticals, Inc., a Delaware corporation (the “Company”), pursuant to its Amended and Restated 2022 Stock Incentive Plan (the “Plan”), hereby grants to the individual listed below (the “Participant”), this grant of shares of restricted Common Stock as set forth below (the “Restricted Shares”) that may become vested subject to the conditions set forth in this Notice of Restricted Stock Grant (this “Notice”), the Restricted Stock Grant Agreement attached hereto as Attachment A (the “Grant Agreement”) and the Plan, each of which is incorporated herein by reference and made part hereof. Unless otherwise defined herein, capitalized terms used in this Notice and the Grant Agreement will have the meanings set forth in the Plan.

Participant:	See E*Trade Account
Date of Grant:	See E*Trade Account
Form of Award:	Restricted Stock Grant
Shares Underlying Award:	[See E*Trade Account] Shares of Restricted Stock (the “Restricted Shares”
Vesting Schedule:
The Restricted Shares shall vest as set forth in Section 3 of the Grant Agreement, which generally provides for:

•All of the Restricted Shares shall vest on the earlier of (i) the first anniversary of the Date of Grant and (ii) the date of the first annual meeting of the Company’s stockholders following the Date of Grant (such date, the “Vesting Date”).

•In the event a Change in Control of the Company occurs, all the Restricted Shares shall immediately vest. Upon a termination of the Participant’s service with the Company or any of its Subsidiaries as a result of the Participant’s death or Disability, any Restricted Shares scheduled to vest on the Vesting Date following such termination shall immediately vest.

Participant Acceptance:

By accepting this award, the Participant agrees to be bound by the terms and conditions of the Plan, the Grant Agreement and this Notice. The Participant acknowledges delivery of the Plan and the Plan prospectus together this with this Notice and the Grant Agreement, as well as the Company’s Insider Trading Policy and the Company’s Clawback Policy (to the extent applicable). The Participant accepts as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, this Notice, the Grant Agreement, or the Clawback Policy.

The Participant confirms acceptance of this award by clicking the “Accept” (or similar wording) button on the award acceptance screen of the Participant’s Plan account at www.ETRADE.com. If the Participant wishes to reject this award, the Participant must so notify Sherri Bitter, VP, Human Resources, at sherri.bitter@anipharmaceuticals.com or Krista Davis, Chief Human Resources Officer, at krista.davis@anipharmaceuticals.com no later than sixty (60) days after the Date of Grant. If within such sixty (60) day period the Participant neither affirmatively accepts nor affirmatively rejects this award, the Participant will be deemed to have accepted this award at the end of such sixty (60) day period pursuant to the terms and conditions set forth in this Notice, the Award Agreement, and the Plan.

Exhibit 10.2
Attachment A

ANI PHARMACEUTICALS, INC.

RESTRICTED STOCK GRANT AGREEMENT
(Pursuant to the Amended and Restated 2022 Stock Incentive Plan)

THIS RESTRICTED STOCK GRANT AGREEMENT (this “Agreement”), which is attached as Attachment A to a Notice of Grant Agreement (the “Notice”), is entered into as of the date set forth on the Notice and is entered into by and between ANI Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and the individual identified as the “Participant” on the Notice. The parties hereto hereby agree as follows:

1.    Grant of Shares. The Company hereby grants to the Participant the number of shares of the Company’s Common Stock, $0.0001 par value, that are described as the Restricted Shares on the Notice, subject to the vesting conditions set forth in the Notice and this Agreement.

2.    Grant of Restricted Shares. The grant of Restricted Shares contemplated hereby is made pursuant to the Company’s Amended and Restated 2022 Stock Incentive Plan (the “Plan”), which Plan is incorporated herein by reference. This Agreement constitutes a “Restricted Stock Award” within the meaning of the Plan. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Plan.

3.    Vesting.

(a)    Upon the termination of Participant’s service with the Company and all Subsidiaries for any reason (including, subject to Section 3(b), as a result of Participant’s death or disability), any then unvested Restricted Shares will be automatically forfeited for no payment or consideration.

(b)    Unless otherwise provided in the Notice, on the earlier of (i) the first anniversary of the Date of Grant and (ii) the date of the first annual meeting of the Company’s stockholders following the Date of Grant, all of the Restricted Shares subject to the award shall vest, (such date, the “Vesting Date”); provided, however, that (x) if a Change in Control of the Company occurs, all of the Restricted Shares shall immediately vest; and (y) upon the termination of Participant’s service with the Company and all Subsidiaries as a result of the Participant’s death or Disability, any Restricted Shares scheduled to vest on the Vesting Date following such termination shall immediately vest.

(c)    The vesting of the Restricted Shares shall be cumulative, but shall not exceed 100% of the shares of Restricted Shares. If the foregoing schedule would produce fractional shares, the number of shares that vest shall be rounded down to the nearest whole share and the fractional shares will be accumulated so that the resulting whole shares will be included in the number of shares that become vested on the last Vesting Date.

4.     Adjustments to the Restricted Shares. If, from time to time, during the Restriction Period (as defined below) there is any change affecting the Company’s outstanding Common Stock as a class that is effected without the receipt of consideration by the Company (through merger, consolidation, reorganization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, change in corporation structure or other transaction not involving the receipt of consideration by the Company), then Section 4.3 of the Plan shall apply to the Restricted Shares.

5.    Breach of Consulting, Confidentiality or Non-Compete Agreements. Notwithstanding anything in this Agreement to the contrary and in addition to the rights of the Committee under Section 12.4 of the Plan, in the event that the Participant materially breaches the terms of any employment, consulting, confidentiality or non-compete agreement entered into with the Company or any Subsidiary (including an employment, consulting, confidentiality or non-compete agreement made in connection with the grant of the Restricted Shares), whether such breach occurs before or after termination of the Participant’s employment with the Company or any Subsidiary, the Committee in its sole discretion may require the Participant to surrender shares of Common Stock received, and to disgorge any profits (however defined by the Committee),

Exhibit 10.2
made or realized by the Participant in connection with this Agreement or the Restricted Shares granted hereunder, in each case to the extent disgorgement or forfeiture of such amounts is required under a policy of the Company or any successor, or its or their subsidiaries, adopted to comply with applicable requirements of law (including Section 10D of the Securities Exchange Act of 1934, as amended) or of any applicable stock exchange.

6.    Rights of Participant. Subject to the provisions of this Agreement, Participant (but not any unapproved transferee) shall, during the term of this Agreement, exercise all rights and privileges of a stockholder of the Company with respect to the Restricted Shares. Participant shall be deemed to be the holder for purposes of receiving any dividends that may be paid with respect to such Restricted Shares and for the purpose of exercising any voting rights relating to such Restricted Shares, even if some or all of such Restricted Shares have not yet vested.

7.    Limitations on Transfer. In addition to any other limitation on transfer created by applicable securities laws, during the period before the Restricted Shares vest in accordance with Section 3 (the “Restriction Period”), Participant shall not assign, hypothecate, donate, encumber or otherwise dispose of any interest in any of the unvested Restricted Shares.

8.    Share Certificates. Reasonably promptly following the Date of Grant, the Company shall reflect ownership thereof in book entry form on the Company’s books and records, or, in its discretion cause to be issued to the Participant a certificate in respect of the Restricted Shares. If certificates representing the Restricted Shares are issued, they shall be issued in the name of the Participant, but held in the physical possession of the Company, and the Participant shall execute in blank a stock power in a form provided by the Company, allowing the Company to transfer the shares of Restricted Shares in the event they are forfeited pursuant to the terms of this Grant Agreement. Such certificates shall bear the following (or a similar) legend in addition to any other legends that may be required under federal or state securities laws:

“THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF COMMON STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) CONTAINED IN THE ANI PHARMACEUTICALS, INC. AMENDED AND RESTATED 2022 STOCK INCENTIVE PLAN AND A RESTRICTED STOCK GRANT AGREEMENT BETWEEN THE STOCKHOLDER AND ANI PHARMACEUTICALS, INC. A COPY OF THE PLAN AND THE GRANT AGREEMENT ARE ON FILE WITH ANI PHARMACEUTICALS, INC.”

9.    Section 83(b) Election. Participant understands that Section 83(a) of the Internal Revenue Code of 1986, as amended (the “Code”), taxes as ordinary income the difference between the amount paid for the Restricted Shares and the fair market value of the Restricted Shares as of the date any restrictions on the Restricted Shares lapse. Participant understands that Participant may elect to be taxed at the time the Restricted Shares are awarded, rather than when and as the Restricted Shares vest, by filing an election under Section 83(b) of the Code (an “83(b) Election”) with the Internal Revenue Service within thirty (30) days from the date of purchase. A copy of an 83(b) Election form that can be used for this purpose can be attained on request from the Company. Even if the fair market value of the Restricted Shares at the time of the execution of this Agreement equals the amount paid for the Restricted Shares, the 83(b) Election must be made to avoid income under Section 83(a) in the future. Participant understands that failure to file such an 83(b) Election in a timely manner may result in adverse tax consequences for Participant. Participant further understands that an additional copy of such 83(b) Election is required to be filed with his or her federal income tax return for the calendar year in which the date of this Agreement falls. Participant further acknowledges and understands that it is Participant’s sole obligation and responsibility to timely file such 83(b) Election, and neither the Company nor the Company’s legal or financial advisors shall have any obligation or responsibility with respect to such filing. Participant acknowledges that the foregoing is only a summary of the effect of United States federal income taxation with respect to purchase of the Restricted Shares hereunder, and does not purport to be complete. Participant further acknowledges that the Company has directed Participant to seek independent advice regarding the applicable provisions of the Code, the income tax laws of any municipality, state or foreign country in which Participant may reside, and the tax consequences of Participant’s death. Participant assumes all responsibility for completing and filing an 83(b) Election and paying all taxes resulting from such election or the lapse of the restrictions on the Restricted Shares.

10.    Refusal to Transfer. The Company or its transfer agent shall not be required (a) to transfer on its books any Restricted Shares that shall have been transferred in violation of any of the provisions set forth in this Agreement or (b) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such Restricted Shares shall have been so transferred.

Exhibit 10.2

11.    No Employment or Service Rights. This Agreement is not an employment or service contract and nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company (or any parent or subsidiary of the Company) to terminate Participant’s relationship with the Company for any reason at any time, with or without cause and with or without notice.

12.    Miscellaneous.

(a)     Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, or by courier or express delivery service) to the address or facsimile number set forth beneath the name of such party on the signature page hereto (or to such other address or facsimile number as such party shall have specified in a written notice given to the other parties hereto).

(b)    Successors and Assigns. This Agreement shall bind and inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer herein set forth, inure to the benefit of and be binding upon Participant and Participant’s heirs, executors, administrators, successors, and assigns. Without limiting the generality of the foregoing, this Agreement shall be assignable by the Company at any time or from time to time, in whole or in part.

(c)    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

(d)    Further Assurances. The parties agree to execute all such further instruments and to take all such further action as may reasonably be necessary to carry out the intent of this Agreement.

(e)    Amendment. This Agreement may not be amended, modified or revoked, in whole or in part, except by an agreement in writing signed by each of the parties hereto.

(f)    Severability. In the event that any provision of this Agreement, or the application of any such provision to any person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

(g)    Counterparts. This Agreement may be executed in two or more counterparts and signature pages may be delivered via facsimile, each of which shall be deemed an original and all of which together shall constitute one instrument.